UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report  (Date of earliest event reported)  October 10, 2011

Advance America, Cash Advance Centers, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-32363	58-2332639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

135 North Church Street, Spartanburg, SC	29306
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (864) 515-5600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On October 10, 2011, Advance America, Cash Advance Centers, Inc. (the “Company”), together with its wholly-owned subsidiary AAFA Acquisition, Inc. (“AAFA”), completed its previously announced acquisition (the “Acquisition”) of the retail storefront consumer finance business of from certain subsidiaries (“Sellers”) of CompuCredit Holdings Corporation (“CompuCredit”), pursuant to an Asset Purchase Agreement, dated as of August 5, 2011 (the “Agreement”), by and among the Company, AAFA, CompuCredit, and the Sellers.

Under the terms of the Agreement, the Company, collectively with its subsidiaries, purchased substantially all of the assets and assumed certain liabilities of the Sellers’ retail storefront consumer finance business, which consists of approximately 300 centers located in Alabama, Colorado, Kentucky, Ohio, Oklahoma, Mississippi, South Carolina, Tennessee, and Wisconsin.  The purchase price was approximately $46.7 million, comprised of the $45.6 million contract amount and a working capital adjustment of approximately $1.1 million, and is subject to possible post-closing adjustments and indemnities, each as described in the Agreement.

In connection with the closing of the Acquisition, the Company, AAFA, CompuCredit, and the Sellers entered into related transaction agreements, including a transition services agreement, software license agreement, and trademark license agreement.

For additional information on the Acquisition, please see the current report on Form 8-K filed by the Company with the Securities and Exchange Commission on August 8, 2011 and the Agreement filed as an exhibit thereto.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, which is incorporated by reference herein in its entirety.

Item 8.01.  Other Events.

On October 10, 2011, the Company issued a press release announcing the closing of the Acquisition referred to Item 2.01 above.  A copy of the press release is being filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
99.1	Press Release of the Company dated October 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advance America, Cash Advance Centers, Inc.
(Registrant)

Date: October 11, 2011	By:	/s/ James A. Ovenden
James A. Ovenden
Executive Vice President and Chief Financial Officer